Exhibit (a)(5)(B)

DAVITA COMMENCES SELF-TENDER

OFFER TO PURCHASE FOR CASH

SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE

OF NO MORE THAN $1.2 BILLION

AT A PURCHASE PRICE OF NOT LESS THAN $53.50 PER SHARE AND

NOT MORE THAN $61.50 PER SHARE

DENVER, CO, July 22, 2019 – DAVITA INC. (NYSE: DVA), “DaVita,” a Fortune 500® health care provider focused on transforming care delivery to improve quality of life for patients around the globe and the largest provider of kidney care services in the U.S., announced today that it has commenced a modified “Dutch auction” tender offer for up to $1.2 billion of its common stock at a price per share not less than $53.50 and not greater than $61.50. The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on August 16, 2019, unless extended by DaVita or otherwise terminated. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A modified “Dutch auction” tender offer allows shareholders to indicate how many shares and at what price within DaVita’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, DaVita will determine the lowest price per share within the specified range that will enable DaVita to purchase shares having an aggregate purchase price of up to $1.2 billion. DaVita also reserves the right, in the event that more than $1.2 billion of its shares are tendered in the tender offer at or below the purchase price, to purchase at its option up to an additional number of shares of common stock not to exceed 2% of the total number of its shares of common stock outstanding (exclusive of any shares of common stock held by or for DaVita’s account or by or for the account of any of DaVita’s subsidiaries) without amending or extending the tender offer. All shares purchased by DaVita in the tender offer will be purchased at the same price. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

DaVita expects to enter into a new credit agreement and finance the share purchases in the tender offer with borrowings under such new credit agreement. The tender offer is not conditioned upon any minimum number of shares being tendered, but is subject to the successful execution of the new credit agreement with terms reasonably satisfactory to DaVita and total lender commitments of not less than $5.25 billion. The tender offer documents also contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

The dealer manager for the tender offer is Credit Suisse Securities (USA) LLC. Georgeson LLC is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer.

Neither DaVita, its directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them.

Additional Information Regarding the Planned Tender Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of DaVita’s common stock. The tender offer is being made solely by the Offer to Purchase, Letter of Transmittal and other tender offer documents, as they may be amended or supplemented from time to time, mailed to shareholders beginning on July 22, 2019. Each of these documents have been filed with the Securities and Exchange Commission, and shareholders may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov). Shareholders may also obtain a copy of these documents from DaVita’s information agent, Georgeson LLC, by calling toll-free at 888-206-5896. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Contact Information

Investors:
Jim Gustafson
Vice President, Investor Relations
(310) 536-2585 ir@davita.com

About DaVita Inc. DaVita (NYSE: DVA) is a Fortune 500® health care provider focused on transforming care delivery to improve quality of life for patients around the globe. DaVita is the largest provider of kidney care services in the U.S. and has been a leader in clinical quality and innovation for 20 years. Through DaVita Kidney Care, DaVita treats patients with chronic kidney failure and end stage renal disease. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all. As of March 31, 2019, DaVita served approximately 203,000 patients at 2,689 outpatient dialysis centers in the United States. DaVita also operated 243 outpatient dialysis centers in nine countries across the world. DaVita has reduced hospitalizations, improved mortality, and worked collaboratively to propel the kidney care industry to adopt an equitable and high-quality standard of care for all patients, everywhere. To learn more about how DaVita is leading the health care evolution, please, visit DaVita.com/About.

DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements in this release, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All such statements in this release, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements”. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements include but are not limited to statements related to our expectations regarding the tender offer and the proposed new credit agreement and the use of proceeds therefrom.

Our actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:

•	our ability to satisfy the conditions to the tender offer (including the financing condition);

•	the price per share at which we ultimately determine to purchase shares in the tender offer and the number of shares tendered in the tender offer;

•	the terms, timing, costs and interest rate on any indebtedness incurred to fund such purchases;

•	our ability to commence and complete the tender offer, including the number of shares we are able to purchase pursuant to the tender offer;

•	our ability to achieve the benefits contemplated by the tender offer;

•	any adverse impact that the tender offer may have on us and the trading market for our common stock;

•

the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, including as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

•

the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation, and the extent to which such developments result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans, or other material impacts to our business;

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•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs and the impact of the Medicare Advantage benchmark structure;

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risks arising from potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including such initiatives related to healthcare and/or labor matters;

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the impact of the changing political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current health care marketplace;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•	legal and compliance risks, such as our continued compliance with complex government regulations and the provisions of our current corporate integrity agreement;

•	continued increased competition from dialysis providers and others, and other potential marketplace changes;

•	our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance;

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our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

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our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis; and our ability to enter into the new credit agreement on the terms currently contemplated or at all, and to complete the redemption of our Senior Notes on the terms currently contemplated or at all;

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noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

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the variability of our cash flows; the risk that we may not be able to generate sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;

•	factors that may impact our ability to repurchase stock under our stock repurchase program (including the tender offer described above) and the timing of any such stock repurchases;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets;

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uncertainties related to our use of the proceeds from the DMG sale transaction and other available funds, including external financing and cash flow from operations, which may be or have been used in ways that we cannot assure will improve our results of operations or enhance the value of our common stock; and

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uncertainties associated with the other risk factors set forth in our most recent quarterly report on Form 10-Q, and the other risks and uncertainties discussed in any subsequent reports that we file or furnish to the SEC from time to time.

The forward-looking statements should be considered in light of these risks and uncertainties. All forward-looking statements in this release are based solely on information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise.

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